Exhibit 1.6

APPROVED
By the Annual General Shareholders Meeting of Mechel OAO

Minutes No. 1 dated July 2, 2009
to Annual General Shareholders Meeting

Chairman of the Annual General Meeting of Shareholders

                     (V.V. Proskurnya)

Secretary of the Meeting

                     (O. A. Yakunina)

AMENDMENTS TO THE CHARTER OF
Mechel
Open Joint Stock Company
(hereinafter the “Company”)
Moscow, 2009

1. Clause 19.12 of the Charter of Mechel OAO is stated as follows:

«19.12. The Management Board of the Company shall act on the basis of this Charter and a bylaw to be approved by General Meeting of shareholders, which shall define terms and procedure for convening and conducting meetings thereof, procedure for making decisions, and other matters of organizing activities of the Management Board.

The following matters shall pertain to the competence of the Management Board of the Company:

•	development of perspective plans for implementation of priority lines in the Company’s activities and proposals on the Company’s development strategy, and submitting thereof for consideration by the Board of Directors;

•	development and implementation of the Company’s current business policy in the main lines of the Company’s activities: investment and innovative activities, economy and finance, human resources and social programs;

•	development and review of reports on implementation of the Company’s investment projects of the value exceeding US$30.0 million and submitting thereof to the Board of Directors;

•	development and review of the Company’s investment projects of the value exceeding US$50.0 million and submitting thereof to the Board of Directors;

•	submission to the Board of Directors of proposals on placement of bonds by the Company and on acquisition of placed bonds by the Company, on participation (foundation, increase of participation share) and cessation of participation (decrease of participation share) of the Company in other organizations;

•	approval of annual and perspective investment programs of the Company;

•	approval of policies, which are not in the competence of the Board of Directors, and amending thereof;

•	approval of the Company’s document determining a form, structure, and content of the Company’s annual report;

•	making decisions on approving a transaction, which the Company makes and which is connected with alienation (possible alienation) of the Company’s non-current assets of the value amounting to 10% — 25% of the book value of the Company’s assets as determined on a date of making a decision to approve such transaction;

•	making decisions on the Company’s exercising its powers of shareholders (participant) in other organizations during voting at meetings of shareholders/participants and nominating candidates to boards of directors, audit commissions, and positions of sole executive bodies thereof;

•	establishment of a wage system and development of an incentive system for the Company employees;

•	appointment of the Management Board secretary and termination of powers thereof;

•	consideration of annual and quarterly financial plans and reports (documents and any other information) on activities of the Company and organizations being affiliated in relation to the Company, the list of which organizations has been approved by the Company Management Board (hereinafter, the “Subsidiaries”);

•	determining position of the Company (representatives of the Company) on maters on agenda for general shareholders’ meetings and meetings of the boards of directors of the Subsidiaries;

•	resolution of other matters connected with current operations of the Company, which are submitted by the Chairman of the Management Board, Board of Directors, or a shareholder owning at least 20 percent of the voting shares of the Company for consideration by the Management Board;

•	giving recommendations to the management bodies of the Subsidiaries on the matters as follows:

•	development and implementation of general strategy of the Subsidiaries’ development, including arrangement of production and technological, financial, pricing, marketing, investment, social, and human resources policies, and coordination of activities of the Subsidiaries;

•	development, approval, and control of implementation of annual (quarterly) programs of production and product shipment, financial indicators, budgets, investment and other programs of the Subsidiaries;

•	approval and control of implementation of revenue and expenditure budgets (REBs), profit and loss accounts, and cash flow budgets (CFBs) of the Subsidiaries;

•	analysis and generalization of results of the Subsidiaries’ work and development of recommendations on improvement of the Subsidiaries’ work;

•	preparation of proposals on main parameters and terms of issue of equity securities and dividend policy;

•	development of a bonus system for the Subsidiaries’ employees;

•	approval of main parameters of the Subsidiaries’ organizational structures;

•	participation (foundation, increase of participation share) and cessation of participation (decrease of participation share) of the Subsidiaries in other organizations and reorganization of the Subsidiaries;

•	approval of a transaction, which a Subsidiary makes and which is connected with alienation (possible alienation) of such Subsidiary’s non-current assets of the value amounting to 20% — 25% of the book value of the Subsidiary’s assets as determined on a date of making a decision to approve such transaction; and

•	preparation of proposals on any other matters of the Subsidiaries’ financial and business activities.”